UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2009
BELK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-26207	56-2058574

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 West Tyvola Road, Charlotte, North Carolina	28217-45000

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(704) 357-1000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
After a thirty year career with Belk, Inc. (the “Company”), H.W. McKay Belk, President and Chief Merchandising Officer, has announced that he has decided to transition out of management to devote time to ministry related activities. Commencing on August 3, 2009, Mr. Belk’s transition will consist of a twelve month period on sabbatical (“sabbatical period”) and a subsequent eighteen month period in the role of Vice Chairman (“Vice Chairman period”). Belk, Inc. and Mr. Belk have entered into an agreement which reflects the terms of his transition (the “Agreement”). Mr. Belk is a named executive officer of the Company.
Pursuant to the Agreement, during both the sabbatical period and the Vice Chairman period, Mr. Belk will remain an employee of the Company, receive his current benefits and provide assistance to the Company relating to merchandising strategy and vendor relations. During the sabbatical period and the first six months of the Vice Chairman period, he will be paid at a rate approximately equivalent to his current annual base salary. For the remaining twelve months of the Vice Chairman period, he will be paid at a rate approximately equivalent to one-half his current annual base salary. For fiscal year 2010 only, Mr. Belk will be eligible to participate in the Company’s Annual Incentive Plan. The Company has also agreed to repurchase from Mr. Belk, on or before July 1, 2009, a total of 258,336 shares of Belk, Inc. stock at a price of $11.90 per share. The number shares to be purchased from Mr. Belk represents the difference between the number of shares of common stock which the Company offered to purchase in its April 2009 tender offer and the number of shares that were tendered by stockholders and purchased by the Company. The purchase price is the same as the purchase price offered by the Company in its tender offer.
On June 25, 2009, Belk, Inc. issued a press release reporting on Mr. Belk’s transition. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated June 25, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELK, INC.
Date: June 25, 2009	By:	/s/ Ralph A. Pitts
Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release dated June 25, 2009.